Exhibit 10.1

FORM OF RESTRUCTURING SUPPORT AGREEMENT

This RESTRUCTURING SUPPORT AGREEMENT is made and entered into as of February 17, 2013 (as amended, supplemented or otherwise modified in accordance with the terms hereof, this “Support Agreement”, which defined term shall include all exhibits and schedules annexed hereto including, without limitation, the Term Sheets (as defined below) by and among (i) RDA Holding Co. (“Holding”), The Reader’s Digest Association, Inc. (the “Company”), and certain of the Company’s subsidiaries set forth on Schedule 1 annexed hereto (together with Holding and the Company, the “Debtors” and excluding Direct Entertainment Media Group, Inc., the “Plan Debtors”), (ii) Wells Fargo Principal Lending, LLC, as issuing lender and sole lender (Wells Fargo Principal Lending, LLC or one of its affiliates, the “Consenting Lender”) under that certain Credit Agreement, dated as of March 30, 2012 (the “Credit Agreement”) by and among the Debtors, the Consenting Lender and Wells Fargo Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) and (iii)  the undersigned holders (the “Consenting Secured Noteholders”) of the $464 million outstanding senior secured notes of the Company due 2017 (the “Secured Notes”) issued pursuant to that certain Indenture, dated as February 11, 2010 (as amended, supplemented or otherwise modified, the “Indenture”) by and among the Debtors, the holders from time to time (the “Secured Noteholders”) of the Secured Notes, Wells Fargo Bank, N.A., as indenture trustee (in such capacity, the “Indenture Trustee”) and Wilmington Trust FSB, as collateral agent (the “Collateral Agent”). The Consenting Lender and the Consenting Secured Noteholders are collectively referred to herein as, the “Consenting Secured Parties,” and together with the Debtors, the “Parties.”
WHEREAS
A.     The Company and the Consenting Secured Parties have engaged in negotiations to consummate a restructuring of the Company’s indebtedness and other obligations, including the Debtors’ obligations under the Credit Agreement and the Indenture, pursuant to the terms and conditions set forth in the Restructuring Term Sheet attached hereto as Exhibit A (including the DIP Commitment Letter, the related DIP term sheet (the “DIP Term Sheet”), the interim DIP Order (the “Interim Order”), chapter 11 restructuring term sheet (the “Restructuring Term Sheet”), the first out exit term sheet (the “First Out Exit Term Sheet”), the second out exit term sheet (the “Second Out Exit Term Sheet”) and all other exhibits thereto, collectively, the “Term Sheets”) and incorporated into this Support Agreement (the “Restructuring Transactions”).
B.    The Debtors have requested, and the Consenting Secured Parties have agreed, to provide a debtor-in-possession financing facility under that certain credit agreement (the “DIP Credit Agreement”) referred to in the Commitment Letter dated as of February 17, 2013 (the “DIP Commitment Letter”, which term shall include the Term Sheets attached thereto) subject to the terms and conditions thereof.
C.     The Parties anticipate that the Restructuring Transactions will be consummated by all of the Debtors filing voluntary petitions (the “Petitions”) under chapter

11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York, White Plains Division (the “Bankruptcy Court”) (the date of filing of such voluntary petitions, the “Petition Date”, and such cases being the “Chapter 11 Cases”).
D.    This Support Agreement and the Term Sheets set forth the agreement among the Parties concerning their commitment, subject to the terms and conditions hereof and thereof, to implement and support the Restructuring Transactions.
NOW, THEREFORE, in consideration of the foregoing and the promises, mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound, agrees as follows:
Section 1.    Conditions to Effectiveness of Support Agreement.
This Support Agreement shall become effective and binding upon each of the Parties at 12:01 a.m. prevailing Eastern Time on the date on which all of the following conditions are satisfied (the “Effective Date”):

(a)	The Consenting Secured Parties or their counsel shall have received duly executed signature pages for this Support Agreement signed by the Debtors;

(b)
The Debtors shall have received duly executed signature pages for this Support Agreement from (i) the Consenting Lender and (ii) Consenting Secured Noteholders holding at least 66 2/3% in principal amount of the prepetition outstanding Secured Notes;

(c)	The DIP Commitment Letter and the related fee letters shall have been executed by the Debtors and the Consenting Secured Parties party thereto; and

(d)	All accrued fees and expenses due to the Consenting Secured Parties and their respective counsel (including one prior counsel for the Consenting Lender) will have been paid.
Section 2.    Plan of Reorganization.
2.1    Support of Acceptable Plan.

(a)
Subject to Sections 1125 and 1126 of the Bankruptcy Code (if and to the extent applicable), and so long as a Termination Event (as defined below) has not occurred, or has occurred but has been duly waived or cured in accordance with the terms hereof:

(1)    each Plan Debtor severally (and not jointly) agrees to:

(i)
(A) support and consummate all of the Restructuring Transactions contemplated by the Term Sheets, this Support Agreement and the Acceptable Plan (as defined in Section 2.1(a)(1)(ii)), (B) take any and all necessary and appropriate actions in furtherance of all of the Restructuring Transactions contemplated under this Support Agreement, the Acceptable Plan and the Term Sheets, (C) complete all of the Restructuring Transactions contemplated under this Support Agreement, the Term Sheet and the Acceptable Plan in accordance with the terms hereof and thereof and take all steps necessary and desirable to obtain the Confirmation Order (as defined in Section 2.1.(b)), and (D) obtain any and all required regulatory and/or third-party approvals for such Restructuring Transactions; and

(ii)
not directly or indirectly (a) propose or support any plan of reorganization or liquidation in the Chapter 11 Cases other than a chapter 11 plan of reorganization incorporating the terms of the Term Sheets and which chapter 11 plan of reorganization and related disclosure statement (including all exhibits thereto) are otherwise in all material respects, in form and substance satisfactory to the Required Consenting Secured Parties (as defined in section 9.14 herein) (as amended, supplemented or otherwise modified subject to the terms hereof, the “Acceptable Plan” and the “Acceptable Disclosure Statement,” as applicable) (b) take any action which is inconsistent with, or that would unreasonably delay or impede approval or confirmation of the Acceptable Plan or that is otherwise inconsistent with the express terms of this Support Agreement including, for the avoidance of doubt, any action that does not support or is otherwise inconsistent with the approval of the Lender Protections (as defined in the DIP Term Sheet), or (c) seek, solicit, support, encourage or participate in any discussions regarding any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger, consolidation, liquidation or restructuring of any of the Plan Debtors that could reasonably be expected to prevent, delay or impede the confirmation of the Acceptable Plan; and

(iii)
provide written notice to the Consenting Secured Parties, within one (1) Business Day of making any determination that its fiduciary duties require it to consider any plan other than the Acceptable Plan.

(2)    each Consenting Secured Party, severally (and not jointly) agrees to:

(i)
(A) support and consummate all of the Restructuring Transactions contemplated by the Term Sheets and this Support Agreement and the Acceptable Plan, (B) take any and all necessary and appropriate actions in furtherance of all of the Restructuring Transactions contemplated under this Support Agreement and the Term Sheets and the Acceptable Plan, (C) complete all of the Restructuring Transactions contemplated under this Support Agreement and the Term Sheet and the Acceptable Plan in accordance with the terms hereof and thereof; and

(ii)
subject to the receipt by such Consenting Secured Party of the Acceptable Disclosure Statement and other solicitation materials in respect of the Acceptable Plan, which Acceptable Disclosure Statement and solicitation materials reflect the agreement set forth in this Support Agreement and the Term Sheets and have been approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and are in all material respects reasonably satisfactory to the Required Consenting Secured Parties (collectively, the “Solicitation Materials”): (a) vote, to the extent such Consenting Secured Party is entitled to vote under the terms of the Acceptable Plan and the Bankruptcy Code, all of its claims against the Debtors to accept the Acceptable Plan by delivering its duly executed and completed ballot(s) accepting such Acceptable Plan on a timely basis following the commencement of the solicitation and its actual receipt of the Solicitation Materials and ballot(s) and (b) not change or withdraw (or cause to be changed or withdrawn) such vote.

For the avoidance of doubt, each of the Consenting Lender, the Consenting Secured Noteholders, and the Plan Debtors also agrees, severally and not jointly, that, unless this Support Agreement is terminated in accordance with the terms hereof, it will not take any action that would in any material respect interfere with, delay, or postpone the confirmation or consummation of the Acceptable Plan and implementation of the Restructuring Transactions, including, without limitation, objecting to the debtor-in-possession financing set forth in the DIP Commitment Letter or propose any alternative financing.
Nothing contained in this Support Agreement shall be deemed to (1) prevent any Party from taking, or failing to take, any action that it is obligated to take (or fail to take) in the performance of any fiduciary or similar duty which such Party owes to any other person.

(b)
Upon confirmation of the Acceptable Plan pursuant to an order in all material respects in form and substance reasonably satisfactory to the Required Consenting Secured Parties (the “Confirmation Order”), and so long as it is not subject to a stay and the conditions to effectiveness thereof have been satisfied or waived, the Consenting Secured Parties and the Plan Debtors shall use commercially reasonable efforts to consummate the Acceptable Plan; provided that the Consenting Lender and the Consenting Secured Noteholders shall only provide the First Out Exit Term Loan and the Second Out Exit Term Loan, respectively, subject to satisfaction of the terms and conditions set forth in the First Out Exit Term Sheet and the Second Out Exit Term Sheet, respectively; provided further that if the terms and conditions set forth in the First Out Exit Term Sheet or the Second Out Exit Term Sheet are not satisfied, the Refinancing Loans and the New Money Loans (as each is defined in the DIP Term Sheet) must be repaid in full in cash.

(c)	DIP Commitment Letter attached as Exhibit A to the Restructuring Term Sheet as part of the Term Sheets.

2.2    Confirmation of Acceptable Plan.
Without limiting any other provision hereof, the Plan Debtors shall each use their reasonable best efforts to have the Acceptable Plan confirmed by the Bankruptcy Court as expeditiously as possible under the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, and the Local Rules of the Bankruptcy Court (the federal and local rules being, the “Bankruptcy Rules”) and within the timeframes contemplated by this Support Agreement.

Section 3.    Releases.
The Acceptable Plan will include a full release from liability by the Plan Debtors in favor of the Debtors and their subsidiaries, the Consenting Lender, the Administrative Agent, the Consenting Secured Noteholders and the DIP Lenders (the “Released Parties”) and all current and former direct and indirect equityholders, members, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives (including their respective equityholders, members, partners, subsidiaries, affiliates, funds, managers, managing members, officers, directors, employees, advisors, principals, attorneys, professionals, accountants, investment bankers, consultants, agents, and other representatives) of the Released Parties from any claims and causes of action related to or arising on or prior to the Effective Date, except for any claims and causes of action relating to unlawful acts; provided, however, that nothing herein shall be deemed to constitute a release or waiver by the Consenting Lender, the Administrative Agent or the Consenting Secured Noteholders of any rights arising from or in connection with that certain Security Agreement dated February 19, 2010 (the “Security Agreement”) by and among the Debtors, the Consenting Secured

Parties, the Collateral Agent, the Administrative Agent and the Indenture Trustee, including, without limitation, all rights arising in connection with section 5.5 of such agreement.

Section 4.    Termination Events.
4.1    Termination Events.
The occurrence of any of the following (without the need for the taking of any action) shall be a “Termination Event”:

(a)	Upon the effective date of the Acceptable Plan or a written agreement among the Debtors and the Required Consenting Secured Parties terminating this Support Agreement;

(b)
Upon entry of an order by any court of competent jurisdiction or other competent governmental or regulatory authority making illegal or otherwise restricting, preventing or prohibiting the consummation of the Restructuring Transactions contemplated by the Acceptable Plan or this Support Agreement;

(c)
Upon filing of any motion or other pleading by one or more of the Debtors seeking the entry of an order, or upon entry of an order, by any court of competent jurisdiction authorizing the sale of all or substantially all of the Debtors’ assets pursuant to section 363 of the Bankruptcy Code or otherwise;

(d)
The occurrence of any breach of this Support Agreement by any of the Parties (to the extent not otherwise cured or waived in accordance with the terms hereof); provided, that if any Party (other than any Plan Debtor) shall breach its obligations pursuant to this Support Agreement, the Termination Date arising as a result of such act or omission shall apply only to such Party and this Support Agreement shall otherwise remain in full force and effect with respect to the Debtors and all such remaining Parties;

(e)
On the date that any Plan Debtor withdraws the Acceptable Plan, publicly announces its intention not to support the Acceptable Plan or files any plan of reorganization or liquidation and/or disclosure statement that is not consistent with the Acceptable Plan or Acceptable Disclosure Statement, respectively, or publicly announces its support for any such inconsistent plan and/or disclosure statement, gives the notice described in Section 2.1(a)(1)(iii) hereof, or otherwise evinces an intention not to proceed with the Acceptable Plan or to proceed with any alternative plan or form of transaction;

(f)
On the date of entry of any order in the Chapter 11 Cases terminating the Plan Debtors’ exclusive right to file a plan or plans of reorganization pursuant to Section 1121 of the Bankruptcy Code; provided that such order is not the result of a motion filed by any Consenting Secured Party;

(g)
On the date any of the Chapter 11 Cases shall be dismissed or converted to a chapter 7 case, or a chapter 11 trustee with plenary powers, a responsible officer, or an examiner with enlarged powers relating to the operation of the businesses of the Debtors (powers beyond those set forth in Section 1106(a)(3) and (4) of the Bankruptcy Code) shall be appointed in any of the Chapter 11 Cases or the Debtors shall file a motion or other request for such relief;

(h)
On the date of either (1) a filing by any Debtor of any motion, application or adversary proceeding challenging the validity, enforceability, perfection or priority of or seeking avoidance of the liens securing the obligations referred to in the Credit Agreement, the Indenture and the collateral documents related thereto (collectively, the “Secured Obligations”) or any other cause of action against and/or with respect to the Secured Obligations, the prepetition liens securing such Secured Obligations and the Consenting Secured Parties (or if the Debtors support any such motion, application or adversary proceeding commenced by any third party or consent to the standing of any such third party) or (2) the entry of an order of the Bankruptcy Court providing relief against the interests of any Consenting Secured Party with respect to any of the foregoing causes of action or proceedings;

(i)
Upon any material adverse change regarding the feasibility of the Acceptable Plan arising on or after the Effective Date of this Support Agreement, including, without limitations, the assertion of material contingent and/or unliquidated liabilities, as determined by the Required Consenting Secured Parties in their reasonable discretion;

(j)
Upon the amendment, modification of, or the filing of a pleading by any of the Plan Debtors that seeks to amend or modify the Acceptable Plan, the Acceptable Disclosure Statement or any documents related to the Acceptable Plan or Acceptable Disclosure Statement, notices, exhibits or appendices, which amendment, modification or filing is inconsistent with this Support Agreement and not otherwise consented to by the Required Consenting Secured Parties;

(k)	Upon failure of the Debtors to commence the Chapter 11 Cases on or before 11:59 p.m. (New York City time) on February 18, 2013;

(l)
11:59 p.m. (New York City time) on the fifth (5th) Business Day after the Petition Date, unless prior thereto the Bankruptcy Court enters an interim order in the Chapter 11 Cases of the Debtors under, inter alia Sections 105, 361, 362, 363 and 364 of the Bankruptcy Code in form and substance satisfactory to the Required Consenting Secured Parties, authorizing the Debtors to incur postpetition financing and use cash collateral, granting adequate protection to the prepetition Secured Parties, and scheduling a final hearing pursuant to Bankruptcy Rule 4001(B) (the “Interim DIP Order”);

(m)
11:59 p.m. (New York City time) on the fortieth (40th) day after the date of entry of the Interim DIP Order, unless prior thereto the Bankruptcy Court enters a final order in the Chapter 11 Cases of the Debtors under, inter alia Sections 105, 361, 362, 363 and 364 of the Bankruptcy Code in form and substance satisfactory to the Required Consenting Secured Parties, authorizing the Debtors to incur postpetition financing and use cash collateral and granting adequate protection to the prepetition Secured Parties (the “Final DIP Order” and together with the Interim DIP Order, the “DIP Orders”);

(n)	Upon the entry of an order by a court of competent jurisdiction reversing, modifying, amending, staying or vacating either of the Interim DIP Order or the Final DIP Order;

(o)
11:59 p.m. (New York City time) on the date of the occurrence of an “Event of Default” under, and as such term is defined in, the DIP Credit Agreement and the acceleration of the obligations thereunder;

(p)
11:59 p.m. (New York City time) on the date that is 25 days after the Petition Date, if the Plan Debtors shall not have filed the Acceptable Plan and the Acceptable Disclosure Statement with the Bankruptcy Court on or before such time;

(q)
11:59 p.m. (New York City time), on the date that is 75 days after the Petition Date, unless the Bankruptcy Court has entered an order, in form and substance satisfactory to the Required Consenting Secured Parties, approving the Acceptable Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code on or before such time;

(r)
11:59 p.m. (New York City time), on the date that is 15 days following entry of the order approving the Acceptable Disclosure Statement pursuant to Section 1125 of the Bankruptcy Code, unless prior thereto the Company commences the solicitation of acceptances of the Acceptable Plan;

(s)
11:59 p.m. (New York City time), on July 5, 2013, if the Plan Debtors shall not have filed with the Bankruptcy Court on or before such time a supplement to the Acceptable Plan containing documents in form and substance reasonably satisfactory to the Required Consenting Secured Parties as contemplated by the Term Sheet (the ”Acceptable Plan Supplement“);

(t)	11:59 p.m. (New York City time), on July 15, 2013, unless the Bankruptcy Court has entered the Confirmation Order on or before such time;

(u)	11:59 p.m. (New York City time) on July 31, 2013, unless the “effective date” of the Acceptable Plan has occurred prior thereto;

(v)
Any of the Lender Protections are not approved in the Interim DIP Order or the Final DIP Order of if such protections or any of the other adequate protection provided to the Consenting Lender is unwound or otherwise successfully challenged at any time after entry of such interim or final order;

(w)
The non-payment of any accrued, unpaid and ongoing expenses incurred by the Consenting Secured Parties in connection with the Restructuring Transactions and any agreements related thereto in accordance with section 9.12 of this Support Agreement; or

(x)
11:59 p.m. (New York City time), on the date that is 60 days after the Petition Date, unless the Bankruptcy Court has entered an order establishing bar dates for submitting proofs of claim and requests for payment pursuant to section 503(b)(9) of the Bankruptcy Code.

4.2    Additional Debtor Termination Events.
The Debtors may terminate this Support Agreement upon five (5) Business Days prior written notice to the Consenting Secured Parties upon the occurrence of either of the following events: (i) the breach by any Consenting Secured Party of the representations, warranties, or covenants of such Consenting Secured Party set forth in this Support Agreement that would be reasonably likely to have a material adverse impact on the Debtors, or the consummation of the Restructuring Transactions, that remains uncured for a period of five (5) Business Days after receipt by such Consenting Secured Party of notice of such breach; provided that this Support Agreement shall otherwise remain in effect with respect to non-breaching Consenting Secured Parties; or (ii) the board of directors of the Company reasonably determines based upon the written advice of outside counsel that proceeding with the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties.
Notwithstanding anything to the contrary herein, the releases provided for in Section 3 hereof shall survive the termination of this Support Agreement under either Section 4.1 or 4.2 hereof; provided, that the releases set forth in Section 3 herein shall automatically be null and void and of no further force and effect as if the release had never been granted with respect to any Party that has breached the terms of the penultimate paragraph of Section 2.1(a) hereof or any other terms herein in any material respect.

4.3    Termination Event Procedures.
Upon the occurrence of a Termination Event under (i) Section 4.1 (a), (b), (c), (e), (f), (g), (h), (j), (l), (m), (n), (o) or (u) and (v) of this Support Agreement, this Support Agreement shall automatically terminate without any further action or notice, and (ii) Section 4.1 (d), (i), (k), (p), (q), (r), (s), (t), (w) and (x) of this Support Agreement, five (5) Business Days after Consenting Secured Parties or, with respect to a Termination Event under Section 4.1(c) which has occurred as a result of a breach of this Support Agreement by any Party, the other non-breaching Parties, shall have given written notice of the occurrence of such Termination Event to the other parties hereto and such Termination Event shall not have been cured during such five (5) Business Days after receipt of such notice (or otherwise waived in writing by the requisite Parties in accordance with the terms hereof), this Support Agreement shall terminate (the date of termination under clause (i) or (ii) hereof being the “Termination Date”); provided, however, that any waiver of an event of default under the DIP Credit Agreement that has been granted without the consent of the Consenting Lender shall in no way be deemed to constitute a waiver of any Termination Event hereunder. For the avoidance of doubt, the automatic stay arising pursuant to Section 362 of the Bankruptcy Code in the Chapter 11 Cases shall be deemed waived or modified for purposes of providing notice hereunder or terminating this Support Agreement and, in any event, the giving of notice of termination by any Party pursuant to this Support Agreement shall not be a violation of the automatic stay of Section 362 of the Bankruptcy Code. For the further avoidance of doubt, the Debtors acknowledge that the foregoing stipulation is a material and necessary inducement for the Consenting Lender’s entry into this Support Agreement.
Section 5.    Remedies.
It is understood and agreed by each of the Parties that any breach of this Support Agreement would give rise to irreparable harm for which money damages would not be an adequate remedy and, accordingly, the Parties agree that, in addition to any other remedies, each Party shall be entitled, without the requirement of posting a bond or other security, to specific performance and injunctive or other equitable relief. The Debtors each agree that for so long as any Party has not taken any action to prejudice the enforceability of this Support Agreement (including, without limitation, alleging in any pleading that this Support Agreement is unenforceable), and has taken such actions as are reasonably required or desirable for the enforcement hereof, then such Party shall have no liability for damages hereunder in the event a court determines that this Support Agreement is not enforceable. Without limiting the provisions hereof, the Parties hereby agree that if any Party breaches the terms of the penultimate paragraph of Section 2.1(a) hereof or any other terms herein in any material respect (to the extent not otherwise cured or waived in accordance with the terms hereof), the release contemplated in Section 3 hereof shall not be granted to such breaching Party.
Section 6.    Mutual Representations, Warranties and Covenants.
6.1    Power and Authority.
Each Party severally, and not jointly, represents to each other Party that, as of the date of this Support Agreement, (i) such Party has all requisite corporate, partnership, or limited liability company power and authority to enter into this Support Agreement and to carry out the Restructuring Transactions contemplated by, and perform its respective obligations under, this Support Agreement, and (ii) the execution and delivery of this Support Agreement and the performance of its obligations hereunder have been duly authorized by all necessary action on its part.

6.2    Enforceability.
Each Party severally, and not jointly, represents to each other Party that this Support Agreement is the legally valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or other similar laws limiting creditors’ rights generally or by equitable principles relating to enforceability or ruling of the Bankruptcy Court.
6.3    Representation.
Each of the Parties to this Support Agreement acknowledges that it has been represented by counsel (or had the opportunity to and waived its right to do so) in connection with this Support Agreement and the Restructuring Transactions contemplated by this Support Agreement. Accordingly, any rule of law or any legal decision that would provide any Party hereto with a defense to the enforcement of the terms of this Support Agreement against such Party based upon lack of legal counsel shall have no application and is expressly waived. The provisions of this Support Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties hereto. None of the Parties hereto shall have any term or provision construed against such Party solely by reason of such Party having drafted the same.

6.4    Governmental Consents.
Each Party severally, and not jointly, represents to each other Party that, as of the date of this Support Agreement, the execution, delivery, and performance by it of this Support Agreement do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with, or by, any Federal, state, or other governmental authority or regulatory body, except (i) such filings as may be necessary and/or required for disclosure by the Securities and Exchange Commission and applicable state securities or “blue sky” laws, (ii) any filings in connection with the Chapter 11 Cases, including the approval of the Acceptable Disclosure Statement and confirmation of the Acceptable Plan, and (iii) in the case of the Debtors, (A) filings of amended articles of incorporation or formation or other organizational documents with applicable state authorities, and (B) other registrations, filings, consents, approvals, notices, or other actions that are reasonably necessary to maintain permits, licenses, qualifications, and governmental approvals to carry on the business of the Debtors.

6.5    Ownership.
(a)    Each Consenting Secured Party severally, and not jointly, represents and warrants that, as of the date hereof, (i) such Consenting Secured Party either (A) is the sole legal and beneficial owner of its share of the obligations under the Credit Agreement or Secured Notes, as applicable or (B) is the legal owner of its share of the prepetition obligations under the Credit Agreement or Secured Notes, as applicable, and has the power and authority to bind the legal and beneficial owner(s) of such prepetition Secured Notes or Credit Agreement obligations to the terms of this Support Agreement, (ii) such Consenting Secured

Party (a) has full power and authority to vote on and consent to or (b) has received direction from the party having full power and authority to vote on and consent to such matters concerning its share of the prepetition Secured Notes or Credit Agreement obligations and to exchange, convert, assign and transfer such prepetition Secured Notes or Credit Agreement obligations and (iii) other than pursuant to this Support Agreement, such prepetition Secured Notes or Credit Agreement obligations are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal or other limitation on disposition, or encumbrances of any kind, that would adversely affect in any way such Consenting Secured Party’s performance of its obligations contained in this Support Agreement at the time such obligations are required to be performed.

6.6    Debtors’ Reporting Requirements.
The Debtors shall promptly deliver to the Consenting Lender (i) all documents and reports and (ii) any and all other information delivered to the DIP Lenders (as defined in the DIP Term Sheet) or requested by the DIP Lenders (including scheduling bi-weekly update calls (with question and answer periods) with senior management of the Debtors and their respective representatives and advisors), in each instance as set forth in the section entitled “Affirmative Covenants” in the DIP Term Sheet and within the time periods specified in the DIP Term Sheet (or, if no time period is specified therein, on a prompt basis).

6.7    Acknowledgments Regarding Exit Financing
Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and agree that the agreement of the Consenting Lender to provide the financing described in the First Out Exit Term Sheet shall automatically terminate on the date 180 days after the Petition Date.  The Consenting Lender agrees that, on and after such date, and subject to the Consenting Lender receiving customary and acceptable indemnification from the Debtors, the Consenting Lender will use good faith efforts to arrange a credit facility (the “Replacement Facility”) to refinance any Refinancing Loans that have not been paid in full on the maturity date of the Facility (as defined in the DIP Term Sheet).  In connection therewith, the Debtors agree to assist the Consenting Lender in its arrangement efforts and to provide such information as the Consenting Lender reasonably requests.  It is understood and agreed that the Replacement Facility shall have terms and conditions (including without limitation structure, pricing, fees, tenor and covenants, due diligence conditions, approvals and any other provisions) satisfactory to the Consenting Lender in its sole discretion and shall be subject to any necessary credit  approvals.  The Debtors acknowledge that the foregoing is neither an expressed nor an implied commitment by the Consenting Lender or any of its affiliates to provide any part of the Replacement Facility or to provide or purchase loans in connection therewith, which commitment, if any, will only be set forth in a separate commitment letter in form and substance satisfactory to the Consenting Lender and approved by the Bankruptcy Court.  The agreement of the Consenting Lender under this Section 6.7 shall automatically terminate (without the taking of any action) on the earlier of (i) the date that is 270 days after the Petition Date, (ii) the termination of this Support Agreement and (iii) upon any of the conditions precedent set forth in Annex A to the First Out Exit Term

Sheet (other than the conditions set forth in clause (d) thereof) being determined not to have been satisfied or no longer capable of being satisfied.

Section 7.    No Material Misstatement or Omission.
The Debtors represent that none of the material and information provided by or on behalf of the Debtors to the Consenting Secured Parties in connection with the Restructuring Transactions contemplated in this Support Agreement, when read or considered together, contains any untrue statement of a material fact or omits to state a material fact necessary in order to prevent the statements made therein from being materially misleading.
Section 8.    Acknowledgement.
This Support Agreement and the Restructuring Transactions contemplated herein are the product of negotiations among the Debtors and the Consenting Secured Parties, together with their respective representatives. This Support Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Acceptable Plan or any plan of reorganization for the purposes of Sections 1125 and 1126 of the Bankruptcy Code or otherwise. The Debtors will not solicit acceptances of the Acceptable Plan from any Consenting Secured Party until such Consenting Secured Party has been provided with copies of the Acceptable Disclosure Statement approved by the Bankruptcy Court.

Section 9.    Miscellaneous Terms.
9.1    Assignment; Transfer Restrictions.

(a)
Each Consenting Secured Party hereby agrees, for so long as this Support Agreement shall remain in effect as to it, not to sell, assign, transfer, hypothecate or otherwise dispose of any of its pro rata share of the prepetition Secured Notes, Credit Agreement obligations or obligations under the DIP Credit Agreement (the “DIP Loans”) (if any) unless prior thereto the transferee thereof executes and delivers a Secured Party Joinder (as defined in section 9.3(a)) to the Administrative Agent at least two (2) Business Days prior to the relevant transfer. Thereafter, such transferee shall be deemed to be a Consenting Secured Party for purposes of this Support Agreement.

(b)
Any sale, transfer, assignment, hypothecation or other disposition by any Consenting Secured Party of any or all of its pro rata share of the prepetition Secured Notes, Credit Agreement obligations or DIP Loans (if any) that does not comply with the procedures set forth in Section 9.1(a) shall be deemed void ab initio.

(c)
Nothing herein shall be construed to restrict any Consenting Secured Party’s right to acquire additional prepetition Secured Notes, Credit Agreement obligations or DIP Loans. To the extent any Consenting Secured Party acquires as legal owner additional prepetition Secured Notes, Credit

Agreement obligations or DIP Loans, the Parties agree that such prepetition Secured Notes, Credit Agreement obligations and DIP Loans shall be deemed to be subject to the terms of this Support Agreement upon the Consenting Secured Party’s acquisition of such additional Secured Notes, Credit Agreement obligations or DIP Loans. Notwithstanding the foregoing provisions of this Section 9.1, any Consenting Secured Party may, at any time and without notice to or consent from any other party, pledge or grant a security interest in all or any portion of its rights (including, without limitation, rights to payment of interest and repayment of principal) under the Indenture, the Credit Agreement or the DIP Credit Agreement to secure obligations of such Consenting Secured Party to a Federal Reserve Bank; provided that no such pledge or grant of a security interest shall release such Consenting Secured Party from any of its obligations hereunder or substitute any such pledgee or grantee for such Consenting Secured Party as a party hereto.
9.2    No Third Party Beneficiaries.
Unless expressly stated herein, this Support Agreement shall be solely for the benefit of the Parties and no other person or entity shall be a third party beneficiary.

9.3    Joinder.

(a)
Any person that receives or acquires a portion of the prepetition Secured Notes, Credit Agreement obligations or DIP Loans pursuant to a sale, assignment, transfer, hypothecation or other disposition of such prepetition Secured Notes, Credit Agreement obligations or DIP Loans by a Consenting Secured Party hereby agrees to be bound by all of the terms of the Term Sheet and this Support Agreement (as the same may be hereafter amended, restated or otherwise modified from time to time) (a “Joining Secured Party”) by executing and delivering a joinder in the form of Exhibit B hereto (the “Secured Party Joinder”) to the Administrative Agent. The Joining Secured Party shall thereafter be deemed to be a “Consenting Secured Party” and a Party for all purposes under this Support Agreement.

(b)
With respect to the aggregate principal amount of prepetition Secured Notes, Credit Agreement obligations or DIP Loans held by the Joining Secured Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such prepetition Secured Notes, Credit Agreement obligations or DIP Loans, the Joining Secured Party hereby makes the representations and warranties of the Consenting Secured Parties set forth in Section 6 of this Support Agreement to each of the other Parties to this Support Agreement.

9.4    Entire Agreement.
This Support Agreement constitutes the entire agreement of the Parties with respect to the subject matter of this Support Agreement, and supersedes all other prior negotiations, agreements, and understandings, whether written or oral, among the Parties with respect to the subject matter of this Support Agreement.

9.5    Counterparts.
This Support Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement. Delivery of an executed signature page of this Support Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

9.6    Settlement Discussions.
This Support Agreement and the Term Sheets attached hereto as Exhibit A are part of a proposed settlement of disputes among the Parties hereto. Nothing herein shall be deemed to be an admission of any kind. Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Support Agreement and the Term Sheets annexed hereto as Exhibit A, documents and negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce the terms of this Support Agreement.

9.7    Continued Banking Practices.
Notwithstanding anything herein to the contrary, each Consenting Secured Party and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Debtor or any affiliate of any Debtor or any other Person, including, but not limited to, any Person proposing or entering into a transaction related to or involving any Debtor or any affiliate thereof.

9.8    Reservation of Rights.

(a)
Except as expressly provided in this Support Agreement, nothing herein is intended to, does or shall be deemed in any manner to waive, limit, impair or restrict the ability of each of the Consenting Secured Parties to protect and preserve all of its rights and remedies under the DIP Credit Agreement, the DIP Orders or any other order of the Bankruptcy Court or other court of competent jurisdiction, or its full participation in the Chapter 11 Cases.

(b)
Without limiting Section 9.8(a) in any way, if the Restructuring Transactions contemplated by this Support Agreement or otherwise set forth in the Acceptable Plan are not consummated as provided herein, if a Termination Date occurs, or if this Support Agreement is otherwise terminated for any reason, the Consenting Secured Parties each fully reserve any and all of their respective rights, remedies and interests under the Indenture, the Credit Agreement, the DIP Credit Agreement and related post petition loan documents, applicable law and in equity.

(c)
Notwithstanding anything herein to the contrary, the Parties acknowledge that the support of each Consenting Secured Party contained in this Support Agreement relates solely to such Consenting Secured Party’s rights and obligations as a lender under the Credit Agreement, the Indenture and/or the DIP Credit Agreement (if applicable) with respect to the principal amounts identified on such Consenting Secured Party’s signature page and as provided in Section 9.1 and does not bind such Consenting Secured Party or its affiliates with respect to any other indebtedness, obligations or liabilities owed by the Company or any of its subsidiaries and affiliates to such Consenting Secured Party or any affiliate of such Consenting Secured Party (for the avoidance of doubt, if the Consenting Secured Party is specified on the relevant signature page as a particular group or business within an entity, “Consenting Secured Party” shall mean such group or business and shall not mean the entity or its affiliates, or any other desk or business thereof, or any third party funds advised thereby). For purposes of this Support Agreement, “Consenting Secured Party” shall not include a holder of Loans under the Indenture or DIP Loans signatory hereto in its capacity or to the extent of its holdings as a public-side broker, dealer or market maker of Loans under the Indenture or DIP Loans or any other claim against or security in the Debtors.

(d)
Notwithstanding anything herein to the contrary, the Parties acknowledge that the support of the Consenting Lender contained in this Agreement (and its rights and obligations hereunder) relates solely to its claims set forth on its signature page or hereafter acquired and does not bind the Consenting Lender or any of its affiliates with respect to any other claims, equity, or other indebtedness of the Debtors or any of their subsidiaries and affiliates. Notwithstanding anything else herein for purposes of this Support Agreement, (x) claims of the Consenting Lender that are held by it in a fiduciary or similar capacity and (y) claims held by the Consenting Lender in its capacity as a broker, dealer or market maker of loans under the Credit Agreement or with respect to any other claim against or security in the Debtors (including any loans or claims held in inventory with respect to such broker, dealer, or market-making activities, provided that the positions with respect to such loans or claims are separately identified on the internal books and records of such Consenting Lender) shall not, in either case (x) or (y), be bound by or subject to this Support Agreement. For the avoidance of doubt, if the Consenting Lender is specified on its signature page as a particular group or business within an entity, “Consenting Lender” shall mean such group or business and shall not mean the entity or its affiliates, or any other desk or business thereof, or any third party funds advised thereby.

9.9    Successors.
This Support Agreement is intended to bind the Parties and inure to the benefit of the Parties and their respective successors, assigns, heirs, executors, administrators and representatives; provided, however, that nothing contained in this Section 9.9 shall be deemed to permit any transfer, tender, vote or consent, of any claims other than in accordance with the terms of this Support Agreement.
9.10    Publicity.
The Parties agree that all public announcements of the entry into or the terms and conditions of this Support Agreement shall be mutually, reasonably acceptable to each of the Parties and no such announcement shall be made before obtaining the consent of the Required Consenting Secured Parties; provided however that the Plan Debtors may publicly disclose this Support Agreement and the contents hereof in their Chapter 11 Cases or other proceedings under the Bankruptcy Code or as otherwise required by applicable law (including rules and regulations promulgated thereunder); provided that in no event shall any Party disclose the specific holdings under the Credit Agreement and/or the Indenture of any signatory to this Support Agreement without such signatory’s express consent.

9.11    Cooperation; Chapter 11 Related Matters.
The Parties shall, and the Company shall cause each of the Plan Debtors to, cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring. The Company shall provide draft copies of all “first day” motions or applications and other documents the Debtors intend to file with the Bankruptcy Court (including the Plan, Disclosure Statement and all related documents) to counsel for the Consenting Lender and the Consenting Secured Noteholders, if reasonably practicable, at least two (2) days prior to the date when the Company intends to file any such pleading or other document (and, if not reasonably practicable, as soon as reasonably practicable prior to filing) and shall consult in good faith with such counsel regarding the form and substance of any such proposed filing with the Bankruptcy Court.

9.12    Advisors to the Consenting Secured Parties
The Company shall pay, when due and payable, the respective accrued, unpaid and ongoing expenses incurred by the Consenting Secured Parties in connection with the Restructuring Transactions and any agreements related thereto, including the fees, charges and disbursements of (a) counsel to such parties limited to (i) one primary counsel for the Consenting Lender (presently Milbank, Tweed, Hadley & McCloy LLP and previously Cahill Gordon & Reindel LLP), as well as any conflicts counsel, special counsel and local counsel in any relevant jurisdiction retained by the Consenting Lender, and (ii) one primary counsel for the Consenting Secured Noteholders (presently Kirkland & Ellis LLP), as well as any conflicts counsel, special counsel and local counsel in any relevant jurisdiction retained by the Consenting Secured Noteholders, and (b) any financial advisors, investment bankers and other specialty consultants retained by the Consenting Secured Noteholders (presently Moelis & Company for the Consenting Secured Noteholders). All such fees, expenses and reimbursements incurred up to the Petition Date shall be paid in full prior to the Petition Date (without deducting any retainers) so long as estimates for such fees, expenses and reimbursements are presented to the Company by February 15, 2013.

9.13    Governing Law; Waiver of Jury Trial; Indemnity.

(a)
The Parties waive all rights to trial by jury in any jurisdiction in any action, suit, or proceeding brought to resolve any dispute between the Parties under this Support Agreement, whether sounding in contract, tort or otherwise.

(b)
This Support Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law provision which would require the application of the law of any other jurisdiction. By its execution and delivery of this Support Agreement, each Party hereby irrevocably and unconditionally agrees for itself that, subject to the following sentence, any action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Support Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in any state or federal court of competent jurisdiction in New York County, State of New York, and by execution and delivery of this Support Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceedings.

(c)
Notwithstanding the foregoing, if the Chapter 11 Cases are commenced, nothing in Section 9.12(a) or (b) shall limit the authority of the Bankruptcy Court to hear any matter related to or arising out of this Support Agreement.

9.14    Pending Transfers.
Notwithstanding anything to the contrary provided herein, if a Consenting Secured Party has assigned all or a portion of the Secured Notes or Credit Agreement obligations that it beneficially owns as of the date hereof but such assignment has not settled as of the date hereof (such Secured Notes or Credit Agreement obligations, “Pending Transfer Obligations”), then such Consenting Secured Party shall be permitted to exclude from the amount of the Secured Notes or Credit Agreement obligations listed on its signature page an amount of Pending Transfer Obligations equal to the Pending Transfer Obligations assigned to any transferee that has instructed such Consenting Secured Party not to execute this Agreement (such excluded Secured Notes or Credit Agreement obligations, the “Excluded Obligations”). Such Consenting Secured Party shall not be bound by the terms hereof with respect to any Excluded Obligations.

9.15    Amendments, Modifications, Waivers.
This Support Agreement (including all exhibits and schedules thereto and the Term Sheets) and the Acceptable Plan and the Acceptable Disclosure Statement may only be modified, amended or supplemented, and any of the terms thereof may only be waived, by an agreement in writing signed by each of (i) the Debtors, (ii) the Consenting Lender and (iv) Consenting Secured Noteholders holding at such time at least 51% of the prepetition Secured Notes that are subject to the terms hereof (the “Required Consenting Secured Noteholders,” and together with the Consenting Lender, the “Required Consenting Secured Parties”).
9.16    Consideration.
It is hereby acknowledged by each of the Parties that no consideration shall be due or paid to the Parties for their agreement to support or not interfere with the Acceptable Plan in accordance with the terms and conditions of this Support Agreement, other than the obligations of the other Parties under this Support Agreement. For the avoidance of doubt, the provision of the Lender Protections constitutes a material inducement to the Consenting Lender’s entry into this Support Agreement, without which the Consenting Lender would not have entered into this Support Agreement. The Company represents that, as of the Effective Date, no payments have been made to any of the Parties hereto that were not permitted to be made under the terms of the Credit Agreement.

9.17    Severability of Provisions.
If any provision of this Support Agreement for any reason is held to be invalid, illegal or unenforceable in any respect, that provision shall not affect the validity, legality or enforceability of any other provision of this Support Agreement.

9.18    Notices.
All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when: (a) delivered personally or by overnight courier to the following address of the other Party hereto; (b) sent by fax to the following fax number of the other Party hereto with the confirmatory copy delivered by overnight courier to the address of such Party listed below; or (c) sent by electronic mail with the confirmatory copy delivered by overnight courier to the address of such Party listed below.

If to any Debtor, to counsel at the following address:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Attn: Joseph H. Smolinsky, Esq.
Facsimile: (212) 310-8007

If to any Consenting Secured Noteholder, the address set forth on its signature page, with a copy to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn: Nicole L. Greenblatt, Esq.
Facsimile: (212) 446-6460

If to the Consenting Lender, the address set forth on its signature page, with a copy to:

Milbank, Tweed, Hadley & McCloy LLP
1 Chase Manhattan Plaza
New York, New York 10005
Attn: Abhilash M. Raval, Esq.
Blair M. Tyson, Esq.
Michael E. Comerford, Esq.
Facsimile: (212) 822-5123

[SIGNATURE PAGES FOLLOW]

Please sign in the space provided below to indicate your agreement and consent to the terms hereof.

Very truly yours,

RDA HOLDING CO.

By:    ____________________________________
Name: Robert Guth
Title: President and Chief Executive Officer
Facsimile: (914) 244-7949

THE READER’S DIGEST ASSOCIATION, INC.

By:    ____________________________________
Name: Robert Guth
Title: President and Chief Executive Officer
Facsimile: (914) 244-7949

EACH OF THE GUARANTORS LISTED ON ANNEX I HERETO

By:    ____________________________________
Name: Paul Tomkins
Title: President or Vice President, as applicable
Facsimile: (914) 244-7949

ANNEX I

Ardee Music Publishing, Inc.
Direct Entertainment Media Group, Inc.
Haven Home Media, LLC
Home Service Publications, Inc.
Pegasus Sales, Inc.
Pleasantville Music Publishing, Inc.
R.D. Manufacturing Corporation
RD Publications, Inc.
RD Large Edition, Inc.
RDA Digital, LLC
RDA Sub Co.
RDCL, Inc.
RDWR, Inc. (formerly known as Weekly Reader Corporation)
Reader’s Digest Children’s Publishing, Inc.
Reader’s Digest Consumer Services, Inc.
Reader’s Digest Entertainment, Inc.
Reader’s Digest Financial Services, Inc.
Reader’s Digest Latinoamerica S.A.
Reader’s Digest Sales and Services, Inc.
Reiman Media Group, LLC
Reiman Manufacturing, LLC
Taste of Home Media Group, LLC
Taste of Home Productions, Inc.
Travel Publications, Inc.
W.A. Publications, LLC
WAPLA, LLC
Weekly Reader Custom Publishing, Inc.
World Almanac Education Group, Inc.
World Wide Country Tours, Inc.
WRC Media Inc.

WELLS FARGO PRINCIPAL LENDING, LLC, as Issuing Lender and Lender under the Credit Agreement and Secured Noteholder under the Indenture

By:    ____________________________________
Name: Greg Apkarian
Title: Vice President

GOLDENTREE ASSET MANAGEMENT, LP
on behalf of certain funds and accounts managed by it

By:    ____________________________________
Name: George Hartigan
Title: Vice President

EMPYREAN CAPITAL PARTNERS, LP
on behalf of the funds managed by it

By:    ____________________________________
Name: Ryan Mayetani
Title: Chief Financial Officer

ALM IV, Ltd.

By: Apollo Credit Management (CLO), LLC, as Collateral Manager

By:    ____________________________________
Name: Joseph Moroney
Title: Authorized Signatory

Apollo Senior Floating Rate Fund Inc.
Account 631203

By:    ____________________________________
Name: Joseph Moroney
Title: Authorized Signatory

LeverageSource V Sarl

By:    ____________________________________
Name: Laurent Ricci
Title: B Manager

By:    ____________________________________
Name: Joseph Moroney
Title: Class A Manager

Exhibit A to Restructuring Support Agreement

Restructuring Term Sheet

Exhibit B to Restructuring Support Agreement

Lender Joinder

LENDER JOINDER
This Lender Joinder to the Restructuring Support Agreement, dated as of February [ ], 2013, by and among RDA Holding Co., The Reader’s Digest Association, Inc. (the “Company”), and certain of the Company’s subsidiaries and affiliates set forth on Schedule 1 of the Support Agreement (as defined herein and annexed hereto on Annex I), the Consenting Lender signatory thereto and the Consenting Secured Noteholders signatory thereto (the “Support Agreement), is executed and delivered by [                  ] (the “Joining Lender Party”) as of [__________], 2013. Each capitalized term used herein but not otherwise defined shall have the meaning set forth in the Support Agreement.

1.    Agreement to be Bound. The Joining Lender Party hereby agrees to be bound by all of the terms of the Support Agreement, attached to this Lender Joinder as Annex I (as the same may be hereafter amended, restated or otherwise modified from time to time). The Joining Party shall hereafter be deemed to be a “Consenting Secured Party” and a party for all purposes under the Support Agreement.

2.    Representations and Warranties. With respect to the aggregate principal amount of prepetition Secured Notes, Credit Agreement obligations and/or DIP Loans held by the Joining Lender Party upon consummation of the sale, assignment, transfer, hypothecation or other disposition of such prepetition claims, the Joining Lender Party hereby makes the representations and warranties of the Consenting Secured Parties set forth in Section 6 of the Support Agreement to each of the other Parties in the Support Agreement.

3.    Governing Law. This Lender Joinder shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to any conflicts of law provisions which would require the application of the law of any other jurisdiction.

* * * * *
[THE REMAINDER OF THIS PAGE IS
INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Joining Lender Party has caused this Lender Joinder to be executed as of the date first written above.

______________________________________
Entity Name of Joining Lender Party

Authorized Signatory:

By:    ____________________
    Name:
    Title:

Principal Amount of
Secured Notes $_______________

Principal Amount of
Credit Agreement obligations $_____________

Principal Amount of
DIP Loans $_____________

Address: _____________________